SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2006

WORLD ACCEPTANCE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

South Carolina	0-19599	57-0425114
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

108 Frederick Street

Greenville, South Carolina 29607

(Address of Principal Executive Offices)

(Zip Code)

(864) 298-9800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Entry into a Material Definitive Agreement.

In conjunction with the new officer appointments described in Item 5.02 below, on March 23, 2006, the Board of Directors of World Acceptance Corporation (the “Company”) approved certain adjustments to the compensation terms of Mr. A. Alexander McLean III, the Company’s new Chief Executive Officer, Mr. Mark C. Roland, the Company’s new President, and Ms. Kelly Malson Snape, the Company’s new Chief Financial Officer. These terms, as described in Item 5.02, are incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

On March 23, 2006, the Board of Directors dismissed Douglas R. Jones from his positions as President and Chief Executive Officer of the Company and from any and all other offices held with the Company and any of its subsidiaries. The Board determined that the termination of Mr. Jones’ employment was a termination by the Company without cause within the meaning of Mr. Jones’ Amended and Restated Employment Agreement effective June 1, 2003 (the “Employment Agreement”).

The following summary, which does not purport to be a complete description of the Employment Agreement, is qualified by reference to the Employment Agreement, which is filed as Exhibit 10.3 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2003. Under the terms of the Employment Agreement, Mr. Jones is entitled to the following severance benefits: continuation of payment of 100% of Mr. Jones’ base salary ($285,000 per year) through March 31, 2009; the pro-rated portion (currently estimated at approximately 98%) of his annual incentive compensation for the year ended March 31, 2006, as determined pursuant to the Company’s Executive Incentive Plan (the amount of which will be determined and approved by the Compensation and Stock Option Committee of the Board of Directors based on the Company’s fiscal year-end results); and the continuation of all other benefits and perquisites specified in Section 4.4 of the Employment Agreement for 24 calendar months, until March 23, 2008. These benefits include all benefits and perquisites provided to salaried employees, to the extent permissible under the terms and provisions of such plans or programs, plus long-term disability insurance providing coverage at 60% of Mr. Jones’ base salary.

As further provided in the Employment Agreement, Mr. Jones’ severance benefits are subject to offset by taxable cash compensation (or deferred compensation that would be taxable absent deferral) he earns for employment or consulting work performed for another company during the periods in which his severance is payable as described above. In such event, the payments described above as payable pursuant to the Employment Agreement will be reduced respectively to the extent that like-kind benefits are paid as a result of his other employment or consulting work. In addition, the benefits from his other employment or consulting will be deemed primary coverage for purposes of coordination of benefits.

The Employment Agreement also imposes restrictive covenants, including non-competition, non-solicitation and confidentiality obligations, on Mr. Jones for 24 months following his period of employment. The Employment Agreement further provides that the Company’s obligation to make any payments to Mr. Jones under the terms of the Employment Agreement or the Company’s executive incentive plans will cease upon Mr. Jones’ violation of any of these covenants.

Apart from the Employment Agreement, the Company’s Supplemental Income Plan (the “Plan”) provides that in the event of a termination without cause, Mr. Jones will receive the same benefit he would have received had he retired on the date of termination, except that the minimum age and service requirements for early retirement do not apply. Accordingly, under the Plan, Mr. Jones would be entitled to receive a total of 180 monthly payments, each in an amount equal to 45% of his monthly base salary times a “Days of Service Fraction” determined by dividing the number of days from his employment start date to the date of termination by the number of days from his employment start date to his 65th birthday. Under this formula, Mr. Jones’ benefit under the Plan will be approximately $4,180 per month, or $50,160 per year, for 15 years.

As of March 23, 2006, Mr. Jones has vested options to purchase approximately 101,000 shares of the Company’s common stock at prices ranging from $5.032 to $22.25 per share. Under their terms, these options will remain exercisable until the earlier of three months following Mr. Jones’ termination or expiration in accordance with their stated terms.

Various payments to which Mr. Jones is entitled as described above are, or may be, subject to compliance with the requirements of Section 409A of the Internal Revenue Code governing the payment of non-qualified deferred compensation. Among other things, Section 409A requires that certain deferred compensation distributions to key employees of public corporations not occur for at least six months following separation from service. The failure to comply with Section 409A can result in substantial penalties to the employee taxpayer. The Company and Mr. Jones may agree to modify the structure and timing of various payments described above as necessary to comply with the requirements of Section 409A.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The contents of Item 1.02 are incorporated by reference herein.

As announced on March 24, 2006 in a Company press release, a copy of which attached hereto as Exhibit 99.1, effective March 23, 2006, A. Alexander McLean III has been appointed as the Company’s Chief Executive Officer.

Mr. McLean, age 54, has served as Executive Vice President of the Company since August 1996 and the Company’s Chief Financial Officer since June 1989. In connection with Mr. McLean’s promotion to Chief Executive Officer, his base salary was increased from $230,000 to $268,180. In addition, he was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date. In addition, the range of potential bonus he may earn under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2007 was increased from a range of 20% to 120% of base salary to a range of 25% to 150% of base salary.

The Company and Mr. McLean are parties to an employment agreement, effective April 1, 1994, as amended by the first amendment to employment agreement, effective as of June 1, 2003. This employment agreement and amendment, which were entered into with Mr. McLean in connection with his former position as Chief Financial Officer of the Company, are incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the year ended March 31, 2005 and are described under the heading “Executive Compensation—Employment and Severance Agreements” the Company’s definitive proxy statement on Schedule 14A filed with the SEC on June 30, 2005 in connection with the Company’s 2005 annual meeting of shareholders. This description is incorporated by reference herein. Except as otherwise described herein, the terms of Mr. McLean’s employment agreement have not yet been materially modified in connection with his promotion to Chief Executive Officer.

The Company also announced that Mark C. Roland, the Company’s Chief Operating Officer, has been named President. Mr. Roland, age 49, has been the Company’s Chief Operating Officer since April 2005. From April 2002 to April 2005, Mr. Roland served as Executive Vice President of the Company, with operational responsibility over the Company’s Southern Division, together with management responsibility over acquisitions and over the Company’s direct mail, advertising and printing operations. From January 1996 to April 2002, Mr. Roland served as Senior Vice President of the Company’s Eastern Division. In connection with Mr. Roland’s promotion to President, his base salary was increased from $200,000 to $233,200. In addition, he was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date.

The Company also announced that Kelly Malson Snape, the Company’s Vice President of Internal Audit, has become Chief Financial Officer. Ms. Snape, age 36, has served as the Company’s Vice President of Internal Audit since September 2005. From July 2004 to August 2005, Ms. Snape served as Finance Compliance Manager for Itron, Inc., a global energy and water industries technology and service provider. From April 2002 to July 2004, Ms. Snape served as Senior Manager for the accounting firm KPMG LLP. From July 1999 to April 2002, Ms. Snape served as Manager for the accounting firm Andersen LLP. In connection with Ms. Snape’s promotion to Chief Financial Officer, her base salary was increased from $93,000 to $135,000. In addition, she was granted options to purchase 25,000 shares of the Company’s common stock at fair market value as of the grant date, $25.05 per share. These options vest over five years in equal annual installments on each succeeding anniversary of the grant date. In addition, the range of potential bonus she may earn under the Company’s Executive Incentive Plan for the fiscal year ending March 31, 2007 was increased from a range of 5.8% to 35.0% of base salary to a range of 20% to 120% of base salary.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Board of Directors adopted certain amendments to the Company’s Second Amended and Restated Bylaws (the “Bylaws”), effective March 23, 2006. The amendments were implemented primarily in connection with the new officer appointments described in Item 5.02 above. The amendments included the following: (1) amendments to the Sections of Article V of the Bylaws, and conforming changes to other Sections of the Bylaws, to specifically provide for the potential separation of the offices of President and Chief Executive Officer; (2) amendments to Article V to update and restate the titles and powers of the Company’s other officers; (3) amendments to Sections 9 and 10 of Article IV of the Bylaws, dealing with the Audit Committee and other Board committees, respectively, to remove a listing of specified duties for the Audit Committee that the Board deemed superseded by the terms of the Audit Committee’s charter, and to provide that the duties of Board committees will be as specified from time to time by the Board or, if applicable, in the committee’s charter; and (4) various changes to other sections to make conforming technical and typographical corrections. The Board also authorized the compilation and restatement of the Bylaws in their entirety, including these amendments, as the Company’s Third Amended and Restated Bylaws. Copies of both the text of the resolutions authorizing the specific amendments, as well as the entire Third Amended and Restated Bylaws, are attached hereto as Exhibits 99.2 and 99.3 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibits

99.1	Press Release issued March 24, 2006

99.2	Excerpt from Board Resolutions adopted March 23, 2006 amending the Company’s Bylaws

99.3	The Company’s Third Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2006

WORLD ACCEPTANCE CORPORATION

By:	/s/ A. Alexander McLean, III
A. Alexander McLean, III
Chief Executive Officer